Exhibit 10.21

SUBLEASE

THIS SUBLEASE (“Sublease”) is made and entered into as of the 17 day of November, 2004, by and between CAREERBUILDER, LLC, a Delaware limited liability company (“Sublessor”) and INPHONIC, INC. a Delaware corporation (“Sublessee”).

WITNESSETH:

WHEREAS, Sublessor’s predecessor in interest, CareerBuilder, Inc., a Delaware corporation, entered into that certain Lease, dated September 30, 1999 (the “Lease”) with Parkridge Five Associates Limited Partnership, a Virginia Limited Partnership (“Landlord”) (such Lease being the “Prime Lease”);

WHEREAS, Sublessee acknowledges and agrees that it has received a copy of the Prime Lease;

WHEREAS, pursuant to the Prime Lease, Sublessor currently leases from Landlord the premises consisting of approximately 53,718 rentable square feet of office (the “Original Premises”) located on the first and second floors of the building located at 10780-10790 Parkridge Boulevard in the City of Reston, State of Virginia (the “Building”);

WHEREAS, Sublessee desires to sublease approximately 11,384 rentable square feet of the Premises located on the first floor of the Building (the “Premises”) as shown on Exhibit A attached hereto from Sublessor and Sublessor is willing to sublease the Premises to Sublessee, subject to the terms and conditions hereof;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Demise; Landlord’s Consent. Subject to the terms and provisions of this Sublease, Sublessor hereby demises and subleases to Sublessee and Sublessee hereby accepts and subleases from Sublessor, the Premises.

2. Sublease Subject and Subordinate to Prime Lease. The Sublessee acknowledges that it is familiar with all of the terms and provisions of the Prime Lease. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Prime Lease. This Sublease (and any and all of Sublessee’s rights and Sublessor’s obligations hereunder) is subject to, and conditioned upon, all of the terms and provisions of, and is subordinate to, the Prime Lease. In the event of the termination of the Prime Lease, this Sublease shall automatically terminate concurrently therewith. Notwithstanding anything to the contrary contained herein, the following provisions of the Prime Lease shall not be deemed to be a part of the Prime Lease for purposes of conferring rights or duties on either Sublessor or Sublessee hereunder, and, accordingly, shall not be incorporated herein: Sections 3.2, 3.3, 3.5 and 3.6, Article V, the second sentence of Section 8.1, Sections 10.1 and 10.3, Section 15.8 (no obligation of Sublessor to maintain), Exhibit B-1, Exhibit B-3, Addendum 1, Addendum 2.

3. Sublessee Assumes Obligations of Sublessor under Prime Lease. Except as otherwise expressly set forth herein, Sublessee hereby agrees to comply with all of the terms and provisions of the Prime Lease and to timely perform all of the obligations of Sublessor under the Prime Lease with respect to the Premises occurring or accruing on or subsequent to (but not prior to) the Sublease Commencement Date. Sublessee shall not take any action, nor shall Sublessee fail to take any action required under the Prime Lease, that would cause Sublessor to be in default or breach under the Prime Lease or cause a condition which, with the giving of notice or passage of time would cause Sublessor to be in default or lose any rights it may have under the Prime Lease.

4. Sublessor’s Obligations under Prime Lease. Provided that an Event of Default shall not have occurred hereunder, Sublessor shall perform those obligations under the Prime Lease which are not to be performed by Sublessee pursuant to the terms hereof, including, without limitation, the payment of “Basic Rent” and Tenant’s Proportionate Share of Operating Expenses and Real Estate Taxes in excess of the Expense Stop as provided under the Prime Lease.

5. Limitations on Sublessor’s Obligation to Enforce Terms of Prime Lease. Sublessor shall take such action as is reasonable to cause Landlord’s compliance with the terms and provisions of the Prime Lease; provided, however, Sublessor shall have no obligation to make any out-of-pocket expenditures in connection therewith or to institute (or threaten to institute) any legal proceedings. Notwithstanding anything to the contrary contained herein, Sublessor shall have no liability to Sublessee for Landlord’s failure to (a) comply with any of the terms or provisions of the Prime Lease or (b) perform any of Landlord’s obligations thereunder.

6. Permitted Use. Sublessee shall use the Premises for only those uses permitted by the Prime Lease and for no other use.

7. Condition of the Premises. Except as otherwise specifically provided in this Section 7, Sublessee hereby accepts and subleases the Premises on an “as-is” “where-is” basis. The parties hereto acknowledge and agree that, except as set forth herein, the taking of possession by Sublessee shall be conclusive evidence that the Premises are in good order and repair and are in satisfactory condition as of the date of the taking of possession. Sublessor and Sublessor’s agents have made no representations, warranties or promises, express or implied with respect to the condition of the Premises, the existing fixtures or the building systems serving the Premises or as to any other thing or fact related thereto, and no rights, easements or licenses are acquired by Sublessee by implication or otherwise, except as expressly set forth herein. Sublessee has examined and agrees to accept possession of the Premises in the condition which shall exist on the Sublease Commencement Date (as hereinafter defined) and Sublessor shall have no obligation to perform any work or make any installations in order to prepare the Premises for Sublessee’s occupancy. Sublessor agrees that, upon expiration of the Sublease Term, Sublessee shall not be required to remove the network cabling installed by Sublessor pursuant to Section 10.5 of the Prime Lease.

8. Term of Sublease; Early Entry. (a) The term of this Sublease shall commence on December 1, 2004 (the “Sublease Commencement Date”) and shall terminate on January 31, 2008, or such earlier date, if any, that the Prime Lease terminates pursuant to the terms thereof, unless sooner terminated in accordance with the terms hereof (such term being the “Sublease Term”). Except as explicitly provided herein, notwithstanding anything to the contrary in the

Prime Lease, Sublessee shall have no right to terminate this Sublease. In the event that Landlord’s written consent to this Sublease shall not be obtained on or before November 30, 2004, then the Sublease Commencement Date shall be deemed to be the date of the Landlord’s written consent and the Sublease Rent schedule set forth in Paragraph 9 below shall be deemed adjusted to provide for Rent payments from the date of the Landlord’s written consent, however, in the event that Landlord’s written consent to this Sublease (without objectionable qualifications) is not obtained by December 15, 2004, then either party hereto shall have the right to terminate this Sublease by written notice to the other party any time prior to receipt of Landlord’s written consent hereto; provided, however, if such consent includes objectionable qualifications to this Sublease, then the effective date of receipt of Landlord’s consent shall be when the qualifications are satisfactorily removed or modified in writing by Landlord and the termination right shall remain in effect as though a signed consent had not yet been delivered. If Landlord’s consent is received after December 15, 2004, without either party’s prior exercise of this termination right, this termination right automatically shall become null and void and of no further force or effect. In the event of any such termination by either party, each party shall be solely responsible for any costs and expenses incurred on its part in connection herewith and neither party shall look to the other for compensation or reimbursement of any kind.

(b) Provided that the Letter of Credit (hereinafter described) shall have been delivered to Sublessor, Sublessee shall have the right, as of the date of full execution and delivery of this Sublease by Sublessee and Sublessor and written consent hereto from Landlord or any time thereafter and prior to the Sublease Commencement Date, to enter the Premises for purposes of painting, installing new carpeting, and installing Sublessee’s furnishings and equipment in the Premises, including, without limitation, Sublessee’s installation of telecommunications and computer cables, provided that in connection with any such early entry (a) Sublessee reasonably determines that such entry will not unreasonably impede or interfere with Sublessor’s operations in the Premises and its own vacation of the Premises prior to the Sublease Commencement Date and (b) Sublessee’s entry shall be subject to such safety procedures and restrictions as Sublessor or Landlord may reasonably impose. To the fullest extent permitted by law, Sublessee hereby assumes the entire risk of damage or, or injury to, any of Sublessee’s furniture, furniture systems, equipment or telephone or telecommunications equipment or fixtures installed or placed in any portion of the Premises by Sublessee prior to the Sublease Commencement Date and any damage resulting from Sublessee’s actions affecting the FFE described in Paragraph 32 below.

9. Sublease Rent; Sublessee Improvement Allowance. (a) Notwithstanding anything to the contrary contained in the Prime Lease, Sublessee shall pay as sublease rent under this Sublease (the “Sublease Rent”), without any abatement, deduction, setoff or deferment for any reason, during the Sublease Term a net rent per month as follows:

Time Period	Monthly Rental
December 1, 2004 through November 30, 2005	$18,024.67
December 1, 2005 through November 30, 2006	$18,565.41
December 1, 2006 through November 30, 2007	$19,122.37
December 1, 2007 through January 31, 2008	$19,696.04

On or before December 1, 2004, Sublessee shall pay Sublessor the sum of Eighteen Thousand Twenty Four and 67/100 Dollars ($18,024.67) to be applied to the Sublease Rent for the month of December. Commencing January 1, 2005 and each calendar month thereafter, the Sublease Rent shall be payable in advance on the first day of each month of the Sublease Term to Sublessor at the following address: CareerBuilder, LLC, Attn: Corporate Controller, 8420 West Bryn Mawr Avenue, Suite 1000, Chicago, IL 60631. Rental payments for any partial month shall be prorated on a per diem basis. Sublessee shall not make the “Basic Rent” payments or “Tenant’s Proportionate Share” payments of Operating Expenses or Real Estate Taxes in excess of the Expense Stop described in and payable by Sublessor under the Prime Lease.

(b) Beginning on March 1, 2005, provided that Sublessee has not provided notice of Early Termination to Sublessor as described in Paragraph 19 herein and provided that no Event of Default exists as of both the time of Sublessee’s election to apply and the time of intended application, Sublessee is hereby granted a Sublease Rent Credit (herein so called) in the amount of Thirty Four Thousand One Hundred Fifty-Two and No/100 ($34,152.00) which Sublessee shall have the right, upon written notice to Sublessor at least thirty (30) days in advance of the month(s) to which the Sublease Rent Credit (or portion thereof) is to apply, to apply the Sublease Rent Credit (or the then remaining portion thereof) to the Sublease Rent due and payable for such month. The Sublease Rent Credit is solely a right to offset Sublease Rent and in no event shall Sublessor be liable or obligated for any payment to Sublessee in the event that Sublessee fails to apply the Sublease Rent Credit to the payment of Sublease Rent as provided herein nor shall Sublessee have the right to utilize such credit towards the payments of any other sums due and payable by Sublessee hereunder.

(c) In connection with its use and occupancy of the Premises and the Building, Sublessee shall pay, throughout the Sublease Term, the cost of all services and utilities used by Sublessee which are not otherwise included in Tenant’s Proportionate Share of Landlord’s Operating Expenses payable to Sublessor pursuant to Article VI of the Prime (including, without limitation, electricity, light and telephone). In the event such costs are billed to Sublessor, Sublessee shall reimburse Sublessor therefor within ten (10) days of delivery of the invoice therefor.

10. Security Deposit. (a) Sublessee shall deposit with Sublessor upon execution hereof the sum of Thirty Eight Thousand Two Hundred Forty-Four and 74/100 Dollars ($38,244.74) (the “Security Deposit”), as security for Sublessee’s performance of Sublessee’s obligations under this Sublease.

(b) In lieu of a cash Security Deposit, Sublessee may deliver the Security Deposit to Sublessor in the form of a clean, irrevocable, non-documentary and unconditional letter of credit (the “Letter of Credit”) issued by and drawable upon any commercial bank which is a member of the New York Clearing House Association or other bank satisfactory to Sublessor, trust company, national banking association or savings and loan association with offices for banking purposes in the City of Chicago, Illinois (the “Issuing Bank”), which has outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “Aa” or better by Moody’s Investors Service and “AA” or better by Standard & Poor’s Rating Service, and has combined capital, surplus and undivided profits of not less than $500,000,000. Such Letter of Credit shall (a) name Landlord as beneficiary, (b) be in the amount of the Security Deposit, (c) have a term of not less than 1 year, (d) permit multiple drawings, (e) be fully transferable by Landlord without the payment of any fees or charges by Landlord, and (f) otherwise be in form and content satisfactory to Landlord. If upon any transfer of the Letter of Credit, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Sublessee and the Letter of Credit shall so specify. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of 1 year each thereafter during the Term (and in no event shall the Letter of Credit expire prior to the 60th day following the Expiration Date) unless the Issuing Bank sends a notice (the “Non-Renewal Notice”) to Landlord by certified mail, return receipt requested, not less than 60 days next preceding the then expiration date of the Letter of Credit stating that the Issuing Bank has elected not to renew the Letter of Credit. Landlord shall have the right, upon receipt of the Non-Renewal Notice, to draw the full amount of the Letter of Credit, by sight draft on the Issuing Bank, and shall thereafter hold or apply the cash proceeds of the Letter of Credit pursuant to the terms of this Paragraph 10, until Sublessee delivers to Landlord a substitute Letter of Credit which meets the requirements of this Paragraph 10. The Issuing Bank shall agree with all drawers, endorsers and bona fide holders that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank in person, by courier or as otherwise provided in the attached approved form of Letter of Credit at an office location in Chicago, Illinois. The Letter of Credit shall be subject in all respects to the Uniform Customs and Practice for Documentary Credits (1993 revision), International Chamber of Commerce Publication No. 500. Sublessor hereby approves Comerica Bank as the issuer of the Letter of Credit and the form of Letter of Credit attached hereto as Exhibit B.

(c) If Sublessee fails to pay Sublease Rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Sublease, Sublessor may use, apply, or retain all or any portion of the Security Deposit or may notify the Issuing Bank and thereupon receive all or such portion of the Security Deposit represented by the Letter of Credit for the payment of any rent, or other charge in default, or for the payment of any other sum for which Sublessor may become obligated by reason of Sublessee’s default, or to compensate Sublessor for any loss or damage which Sublessor may suffer thereby. If Sublessor so uses or applies all or any portion of the Security Deposit in accordance herewith, Sublessee shall, within ten (10) days after written demand therefor, deposit cash with Sublessor in an amount sufficient to restore the Security Deposit to the full amount hereinabove stated, and Sublessee’s failure to do so shall be a breach of this Sublease and Sublessor may at its option terminate this Sublease. Sublessor shall not be required to keep the Security Deposit separate from its general accounts. If Sublessee performs all of its obligations hereunder, the Security Deposit, or any amount not applied by Sublessor, shall be returned, without payment of interest for its use, to Sublessee (or at Sublessor’s option to the last assignee, if any, of Sublessee’s interest hereunder) within ten (10) days after the expiration of the Sublease Term or after Sublessee has vacated the Premises, whichever is later.

11. Repairs and Alterations.

(a) Sublessee shall, at Sublessee’s sole cost and expense, keep the Premises in good condition and repair as required by the terms of the Prime Lease. Sublessor shall have no obligation to Sublessee for the repair or maintenance of the Premises or any fixtures or personal property located therein. If any damage to the Premises shall be caused by the act or neglect of Sublessee, its officers, employees, agents or invitees, and is not repaired within a reasonable period of time after notice thereof, then Sublessor may, at its option, repair such damage, and Sublessee shall thereupon reimburse Sublessor for the total cost of such repair.

(b) Sublessee shall not make any alterations, improvements or additions (collectively, “Alterations”) to the Premises without the prior written consent of Sublessor, which consent shall not be unreasonably withheld, conditioned or delayed (provided, however, that Sublessor’s consent shall not be necessary for any Alterations that have been approved in writing by Landlord and which will not impose any additional obligations on Sublessor, whether for removal or otherwise). Any and all Alterations made by Sublessee shall be made in accordance with the Prime Lease and all applicable laws, statutes, codes, rules and regulations (including, without limitation, the Americans With Disabilities Act and all rules and regulations of the Building). The cost and expense incurred by Landlord or Sublessor in connection with any obligations imposed thereon which arise as a result of the performance of any Alterations to the Premises (including, without limitation, the cost and expense of Landlord’s or Sublessor’s compliance with the Americans With Disabilities Act) shall be borne solely by Sublessee and shall be payable to Landlord and/or Sublessor promptly upon demand therefor. Notwithstanding anything to the contrary in the Prime Lease, Sublessee further acknowledges and agrees that unless Landlord specifically agrees in writing either in Landlord’s consent to this Sublease or in connection with, and at the time of, Landlord’s review of Sublessee’s proposed improvements or alterations to or upon the Premises or any other part of the Building, that specific improvements or alterations made by or on behalf of Sublessee will not be required to be removed upon the expiration or earlier termination of this Sublease, Sublessee shall be solely liable and responsible for the timely removal of all such improvements and alterations as required by Landlord and repair of any damage to the Premises or Building resulting from the installation or removal thereof and the indemnity by Sublessee of Sublessor pursuant to Paragraph 13(b) below shall be deemed to specifically include Losses relating to these obligations of Sublessee.

12. Insurance. Notwithstanding the terms and provisions of the Prime Lease relating to the provision of insurance by the lessee thereunder:

(a) Sublessor and Sublessee agree to have all physical damage insurance which may be carried by either of them endorsed to provide that any release from liability of, or waiver of claim for, recovery from the other party entered into in writing by the insured thereunder prior to any loss or damage shall not affect the validity of said policy or the right of the insured to recover thereunder and providing further that the insurer waives all rights of subrogation which such insurer might have against the other party. Without limiting any release or waiver of liability or recovery contained in any other section of this Sublease, but rather in confirmation and furtherance thereof, each of the parties hereto waives all claims for recovery from the other party for any loss or damage to any of its property to the extent covered by insurance carried by such party, or required to be carried by such party pursuant to this Sublease.

(b) Sublessee shall provide for the Premises, at its sole cost and expense, all insurance coverage, policies and certificates required to be provided by the Sublessor under the Prime Lease. In addition, Sublessee shall carry insurance during the entire Sublease Term insuring Sublessee, Landlord, Landlord’s agents, Sublessor, Sublessor’s agents and any other entity requested by Sublessor or Landlord, with terms, coverages, and by companies reasonably satisfactory to Sublessor (but in any event in such amounts as would be carried by prudent tenants of similar size to and with similar financial resources as Sublessee), and with such commercially reasonable increases in limits as Sublessor may from time to time request, but initially Sublessee shall maintain the following coverages in the following amounts:

(i) Commercial general liability insurance, including contractual liability insuring the indemnification provisions contained in this Sublease, in amounts reasonably acceptable to the Sublessor or otherwise required by the Prime Lease;

(ii) “All risk” physical damage insurance, including sprinkler leakage, for the full replacement cost of all alterations, improvements and additions to the Premises and of all office furniture, trade fixtures, office equipment, merchandise, and all other items of Sublessee’s property on the Premises; and

(iii) During construction of any alterations, comprehensive builder’s risk insurance for the full replacement cost of such Alterations.

The foregoing insurance may be provided by a company-wide blanket insurance policy or policies maintained by or on behalf of Sublessee, provided that the same is reasonably satisfactory to Sublessor and Landlord.

(c) Sublessee shall, prior to the commencement of the Sublease Term and thereafter during the Sublease Term, furnish to Sublessor certificates issued by the respective carriers evidencing such coverage or replacements and renewals thereof, which certificates shall state that such insurance coverage may not be changed or canceled without at least thirty (30) days prior written notice to Sublessor and Landlord. Each insurance policy carried by Sublessee shall contain, where appropriate, a clause stating that such policy will be considered as primary insurance for Landlord and/or Sublessor (as the case may be) and its agents and not call into contribution any other insurance that may be available to Sublessor.

(d) Sublessee shall comply with all applicable laws and ordinances, all orders and decrees of court and all requirements of other governmental authorities, and shall not directly or indirectly, make any use of the Premises which may thereby be prohibited or be dangerous to person or property or which may jeopardize any insurance coverage or may subject Sublessor to any liability for injury to person or property, or may increase the cost of insurance or require additional insurance coverage or result in the cancellation or the assertion of any defense by the insurer to any claim under any policy of insurance maintained by or for the benefit of Sublessor; provided, however, that if any additional amounts of insurance premiums are caused by Sublessee’s occupancy or use of the Premises, Sublessee shall pay to Sublessor said additional amounts.

13. Release and Indemnification. (a) To the extent not expressly prohibited by law, Sublessee releases Sublessor and its agents, servants, and employees, from, and waives all claims for damages to person and property sustained by Sublessee or by any occupant of the Premises or by any other person, resulting directly or indirectly from, fire or other casualty, cause, or any existing or future condition, defect, matter, or thing in or about the Premises, or the Building, or any part of it, or from any equipment or appurtenance therein, or from any accident in or about the Premises or the Building, or from any act or neglect of Sublessor, or its agents, servants and employees, or of any other person. This Paragraph 13 shall apply especially, but not exclusively, to damage caused by water, snow, frost, steam, excessive heat or cold, sewerage, gas, odors, or noise, or the bursting or leaking of pipes or plumbing fixtures, broken glass, sprinkling or air conditioning devices or equipment, or flooding of basements, and shall apply without distinction as to the person whose act or neglect was responsible for the damage and whether the damage was due to any of the acts specifically enumerated above, or from any other thing or circumstance, whether of a like nature or of a wholly different nature. All personal property belonging to Sublessee or any occupant of the Premises that is in the Premises or the Building shall be there at the risk of Sublessee only and Sublessor shall not be liable for damage thereto or theft or misappropriation thereof. Notwithstanding the foregoing, this release shall not operate as a release of Sublessor from liability for the negligent or intentionally wrongful conduct of Sublessor (or its agents, servants or employees, or of any other person).

(b) To the extent not expressly prohibited by law, Sublessee agrees to defend and hold Sublessor and its agents, servants, partners, members, principals, shareholders, contractors, officers, directors and employees (collectively, the “Indemnitees”), harmless and to indemnify each of them from and against (i) all claims, losses, costs and damages (collectively “Losses”) of whatever nature incurred by the Indemnitees arising from any act, omission or negligence of Sublessee, its contractors, licensees, agents, servants, employees, invitees or visitors, (ii) all Losses incurred by the Indemnitees arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the Sublease Term in the Premises, (iii) all Losses incurred by the Indemnitees arising from any accident, injury or damage occurring outside the Premises, where such accident, injury or damage results or is claimed to have resulted from an act, omission or negligence of Sublessee or Sublessee’s agents, employees, invitees or visitors and (iv) all Losses incurred by the Indemnitees arising from any breach, violation or nonperformance of any covenant, condition or agreement in this Sublease or under the Prime Lease set forth and contained on the part of Sublessee to be fulfilled, kept, observed and performed (including, without limitation, holding over in the Premises after the end of the Sublease Term). This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature (including, without limitation, attorneys’ fees and disbursements) incurred in or in connection with any such Losses or proceeding brought thereon, and the defense thereof. Notwithstanding the foregoing provisions of this Paragraph 13(b), Sublessee shall not be required to indemnify any of the Indemnitees to the extent the indemnified claim or Loss is a result of the negligence or willful misconduct of any of the Indemnitees.

(c) To the extent not expressly prohibited by law, Sublessor agrees to defend and hold Sublessee and its agents, servants, partners, contractors, principals, shareholders, officers, directors and employees (collectively, the “Sublessee Indemnitees”), harmless and to indemnify each of them from and against all Losses of whatever nature against the Sublessee

Indemnitees arising from the negligence or willful misconduct of Sublessor, its contractors, licensees, agents, servants, employees, invitees or visitors. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature (including, without limitation, attorneys’ fees and disbursements) incurred in or in connection with any such Losses or proceeding brought thereon, and the defense thereof. Notwithstanding the foregoing provisions of this Paragraph 13(c), Sublessee shall not be required to indemnify any of the Indemnitees to the extent the indemnified claim or Loss is a result of the negligence or willful misconduct of any of the Sublessee Indemnitees.

(d) The provisions of this Paragraph 13 (together with the indemnifications set forth in any other section of this Sublease) shall survive the expiration or earlier termination of this Sublease.

14. No Sub-sublease or Assignment. (a) Sublessee shall not assign, sub-sublease, mortgage, convey or otherwise transfer its interest in this Sublease or the Premises, or permit the use or occupancy of the Premises or any part thereof for any purpose not provided for hereunder or by anyone other than Sublessee and Sublessee’s employees (any of the foregoing being a “Transfer”), or suffer a Transfer to occur, whether directly, indirectly, by operation of law or otherwise, without the prior written consent of Sublessor and Landlord, which consent may not be unreasonably withheld or delayed; provided, however, Sublessee shall have the right, at any time, to assign this Sublease or sublease the entirety of the Premises to an affiliate, parent or subsidiary without requiring the consent or approval of Sublessor (but with the consent of Landlord if required pursuant to the Prime Lease). The term “Affiliate” shall mean another legal entity with essentially the same ownership or conducting similar or contributing business services or any entity resulting from the merger or acquisition of the Sublessor. Sublessee agrees to pay to Sublessor, immediately upon receipt, fifty percent (50%) of any and all funds received by Sublessee for a Transfer in excess of the Sublease Rent, after Sublessee has recovered its actual, out of pocket costs (if any) in connection with such Transfer. If a Transfer occurs in violation of the provisions of this Paragraph 14, such Transfer shall be void and of no force and effect against Sublessor; provided, however, that Sublessor may collect an amount equal to the then Sublease Rent, plus any other item of additional rent from the transferee as a fee for its use and occupancy. If the Premises is Transferred, whether or not in violation of this Paragraph 14, Sublessor, after default by Sublessee under this Sublease, may collect any item of rent or other sums paid by the sub-subtenant, user or occupant as a fee for its use and occupancy, and shall apply the net amount collected to the Sublease Rent and other items of rent reserved in this Sublease. No Transfer, whether with or without Sublessor’s prior consent, nor any such collection or application of rent or fee for use and occupancy, shall be deemed a waiver by Sublessor of any term, covenant or condition of this Sublease or the acceptance by Sublessor of such assignee, subtenant, occupant or user as subtenant hereunder. The consent by Sublessor to any one Transfer shall not relieve Sublessee from its obligation to obtain the express prior consent of Sublessor to any further Transfer in accordance with the terms of this Sublease. Sublessee shall pay to Sublessor the reasonable attorneys’ fees and disbursements reasonably incurred by Sublessor in connection with any proposed Transfer, including, without limitation, the reasonable costs of making investigations as to the acceptability of the proposed sub-subtenant or assignee. In no event shall any Transfer of Sublessee’s interest in this Sublease nor any Transfer of any portion of the Premises, nor any collection of rent by Sublessor from any person other than Sublessee as provided in this Paragraph 14, nor any application of any such rent as provided in this Paragraph 14, relieve Sublessee of its obligations under this Sublease on Sublessee’s part to be observed and performed. Any person or entity to which this Sublease is assigned pursuant to the provisions of Title 11 of the United States Code (the “Bankruptcy Code”) shall be deemed without further act or deed to have assumed all of the obligations arising under this Sublease on and after the date of such assignment.

(b) In the event Sublessee causes or seeks to cause a Transfer, Sublessor may terminate this Sublease and recapture the Premises. Sublessor may exercise this right of termination and recapture upon written notice to Sublessee, within ten (10) days after Sublessor’s receipt of Sublessee’s written request for consent to such Transfer or within ten (10) days after learning of such Transfer, if Sublessor’s consent has not been requested by Sublessee. If Sublessor terminates this Sublease pursuant to this Paragraph 14(b), then this Sublease shall terminate and Sublessee shall pay to Sublessor all Sublease Rent accrued through the date of such termination and shall perform all obligations which are Sublessee’s obligations prior to the date of such termination. Upon such termination, Sublessor may lease the Premises to the prospective transferee (or to any other person) without liability to Sublessee.

15. Expiration or Termination of Sublease; Holdover. Upon the expiration or earlier termination of this Sublease, Sublessee shall immediately vacate the Premises and surrender possession thereof to Sublessor, in as good a condition as when Sublessee took possession thereof, ordinary wear and tear and uninsured casualty excepted, and in compliance with the terms of the Prime Lease. In addition to, and without limitation of the foregoing, (a) Sublessee shall remove such improvements (and restore the condition of the Premises) as required by the terms of the Prime Lease or otherwise by Landlord in connection with Landlord’s approval of Sublessee’s alterations, if any, and (b) Sublessee shall remove from the Premises all personal property not owned by Sublessor or Landlord (such personal property not so removed shall be deemed abandoned and title thereto shall automatically pass to Sublessor without payment or credit to Sublessee). If Sublessee retains all or any portion of the Premises after the expiration or termination of the Sublease Term, then during such period Sublessee shall pay Sublessor the greater of (i) 200% of the Sublease Rent and (ii) any amount charged to Sublessor under the terms of the Prime Lease. Sublessee shall also pay all damages, consequential as well as direct, sustained by Sublessor pursuant to Article XXIII of the Prime Lease. Nothing in this Paragraph 15 contained, however, shall be construed or operate as a waiver of Sublessor’s right of re-entry or any other right of Sublessor.

16. Sublessor’s Rights and Remedies. (a) The following shall constitute an “Event of Default” hereunder: (i) the taking of any action by Sublessee, the occurrence of any event relating to Sublessee and/or the failure to act by Sublessee, which action, event and/or failure would be a default under the provisions of the Prime Lease if such action, event and/or failure was taken by, related to and/or was failed to be taken by, Sublessor as lessee under the Prime Lease; or (ii) a breach beyond any applicable cure period of any obligation of Sublessee under the terms of this Sublease.

(b) Upon the occurrence of an Event of Default hereunder, Sublessor shall be entitled to exercise against Sublessee all of the rights and remedies available to the Landlord under the Prime Lease after the occurrence of a default thereunder and, in addition thereto (and without limitation thereof), Sublessor may exercise against Sublessee all rights and remedies available to a lessor of real estate which are available at law or in equity.

(c) No receipt of any sums by Sublessor from Sublessee after any default hereunder or after the termination or expiration of this Sublease, or after the service of any notice or after the commencement of any suit or after final judgment for possession of the Premises shall waive any such default or reinstate, continue or extend the term of this Sublease or affect any such notice or suit, as the case may be. No waiver of any default of Sublessee hereunder shall be implied from any omission by Sublessor to take any action on account of such default, any such waiver to be in a writing executed by Sublessor. No express waiver shall affect any default other than the default specified in such express waiver.

17. Environmental Matters. (a) Other than (i) Hazardous Materials placed on the Premises by either Landlord or Sublessor and (ii) customary amounts of Hazardous Materials stored on the Premises in the nature of ordinary office and cleaning supplies and materials, Sublessee shall not permit the Premises to contain, be used to store or otherwise be used to handle Hazardous Material without the prior written consent of Sublessor (which may be withheld in Sublessor’s sole and absolute discretion) and Landlord. Without limitation of the foregoing, any Hazardous Material permitted on the Premises shall be handled, stored, released, or disposed of in compliance with laws, codes, regulations, ordinances orders, consent decrees, permits or other binding determinations of any governmental authority (hereinafter collectively referred to as “Law”). “Hazardous Material” means any hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos or any constituent of any such substance or waste hazardous or toxic substance, material or waste which is or becomes regulated by any local, state or national governmental authority.

(b) (i) Sublessee shall bear the cost of any necessary remediation, removal, treatment and disposal of any Hazardous Material placed or allowed to be placed on or in the Premises by Sublessee (or any employee, agent, contractor or invitee of Sublessee).

(ii) Sublessee acknowledges that Sublessor may incur costs as a result of a change in Law which makes the presence of any material present on the Premises as of the date hereof, whether known or unknown to Sublessor, a violation of such new Law and Sublessee agrees to reimburse any such costs incurred by Sublessor for complying with such new Law.

(iii) Sublessor shall bear the cost of any necessary remediation, removal, treatment and disposal of any Hazardous Material placed on or in the Premises by Sublessor.

18. Notices. In every instance where it shall be necessary or desirable for one party to serve any notice or demand upon the other, it shall be sufficient to send a written or printed copy of such notice or demand (a) by personal delivery, (b) by United States registered or certified mail, postage prepaid, return receipt requested or (c) by Federal Express or similar overnight express service providing proof of delivery or served personally, addressed as follows:

If to Sublessee:

InPhonic, Inc.

1010 Wisconsin Avenue, NW

Suite 600

Washington, D.C. 20007

Attn: Aaron Daniels

With a copy to:

InPhonic, Inc.

1010 Wisconsin Avenue, NW

Suite 600

Washington, D.C. 20007

Attn: General Counsel

If to Sublessor:

CareerBuilder, LLC

8420 W. Bryn Mawr, Suite 1000

Chicago, IL 60631

ATTN: General Counsel

Mailed communications shall be deemed to have been served at the time the same were posted plus two (2) business days. Delivery by personal service or overnight courier shall be deemed to have been served the next business day following deposit with such delivery or messenger service. Notwithstanding the foregoing, notices served with respect to emergency matters may be served personally or by telecopier or telephone communication.

19. Signs and Parking.

(a) Provided that Landlord agrees to the transfer of the right to install such exterior signage to Sublessee and Landlord further consents to the proposed signage, Sublessee, at its sole cost and expense, shall have the right to install an exterior sign not to exceed twenty five (25) square feet, on the face of the Building facing the Dulles Toll Road in conformance with, and subject to, applicable laws, regulations and codes and the terms and provisions of the Prime Lease; (including specifically, but without limitation, Article IX thereof). Sublessee hereby acknowledges and agrees that it shall remove or cause the removal, at its sole cost and expense, of such all such signage upon the expiration or earlier termination of this Sublease and repair any damage to the Building caused by such removal. Sublessee further acknowledges that the right to install either a building mounted sign or signage on a monument sign is solely within the Landlord’s discretion regardless of the rights which may have originally been granted to Sublessor under the Prime Lease and Landlord’s decision shall be controlling. If, however, Landlord permits any such installation, Sublessee shall be solely liable and responsible for the maintenance and removal of such signage in accordance with Landlord’s requirements and the terms of the Prime Lease. If prior to March 1, 2005 (the “Early Termination Date”) Sublessee is unable to receive all necessary approvals required for Sublessee to install exterior Building signage then Sublessee shall have the right to terminate this Sublease upon six (6) months prior written notice to Sublessor, which notice must be received by Sublessor at any time prior to the Early Termination Date; provided, however, that if such notice is received during the course of any month prior to the Early Termination Date, this Sublease shall terminate on the final day of the month that is six (6) months from the date such notice is received (for example, if notice is received by Sublessor on February 15, 2005, this Sublease shall terminate on August 31, 2005). If Sublessee does not provide written notice prior to the Early Termination Date, Sublessee’s termination right as described in this Paragraph 19 shall become null and void and of no further force or effect and Sublessee shall be entitled to a two month Rent abatement period beginning March 1, 2005 and ending April 30, 2005 (in such case, the Rent schedule set forth in Paragraph 9 herein shall be adjusted accordingly). Along with Sublessee’s notice to Sublessor of Sublessee’s intent to exercise its termination option, Sublessee shall provide Sublessor with a reimbursement for payments made for tenant improvements. In addition, Sublessee agrees to reimburse Sublessor for Sublessor’s reasonable costs and expenses to restore the Premises to comparable condition as on the Sublease Commencement Date, except for reasonable wear and tear.

(b) Subject to the Prime Lease and applicable laws and availability throughout the Sublease Term, Sublessee shall be entitled to the use of unreserved parking spaces provided by Landlord at the Building in accordance with the ratio of four (4) spaces per 1,000 rentable square feet of floor area of the Premises.

20. Brokers. Sublessor and Sublessee hereby represent and warrant to each other that they have not dealt with any brokers, finders or other similar persons in connection with the sublease of the Premises except for The Staubach Company representing Sublessee and Transwestern Commercial Services representing Sublessor (collectively, the “Broker”), and that any fee, commission or any other payment due the Broker will be paid by Sublessor by separate agreement. Sublessor and Sublessee shall each indemnify the other party from any claims for commissions or fees which may arise from this transaction as a result of any breach of the representations and warranties set forth in this Paragraph.

21. Successor and Assigns. This Sublease shall be binding on and inure to the benefit of the successors and assigns of the parties hereto (provided, however, that nothing contained in this Paragraph 21 shall be construed to permit the Transfer of this Sublease in violation of Paragraph 14). Sublessor may assign its interest in the Prime Lease and this Sublease (and delegate its duties thereunder and hereunder) to any person or entity, determined by Sublessor in its sole and absolute discretion, and upon such assignment, Sublessor shall be released from all of its obligations hereunder.

22. Severability. In the event that any provision of this Sublease is deemed to be invalid or unenforceable for any reason, this Sublease shall be construed as not containing such provision and the invalidity or unenforceability thereof shall not render any other provision of this Sublease invalid or unenforceable.

23. Entire Agreement. This Sublease contains the complete agreement of the parties hereto with respect to the subject matter hereof, and cannot be altered, amended or modified except by their written agreement. All other writings with respect hereto entered into prior hereto shall be deemed to be merged with this Sublease. In the event of conflict or inconsistency between the Prime Lease and this Sublease, the provisions of this Sublease shall take precedent.

24. Governing Law. This Sublease shall be governed by and construed in accordance with the internal laws (as opposed to conflicts of law principles) of the State of Virginia.

25. Time. Time is of the essence of each and every provision hereof. If the performance of any obligation required hereunder or the last day of any time period determined in accordance with this Sublease is to occur on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Virginia, then such day shall be extended to the next succeeding business day.

26. Definitions. The terms “hereof,” “herein,” “hereunder,” “hereinafter,” “hereby,” “hereto” and similar words shall be deemed to refer to this Sublease and not to any particular provision or section of this Sublease. The headings of sections are for convenience only and do not limit, expand, or construe the contents of the sections. Unless otherwise specifically stated, all references to “Paragraphs” shall mean paragraphs of this Sublease.

27. Waiver of Trial by Jury. The parties hereto hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in connection with any dispute under this Sublease.

28. No Partnership. Nothing contained herein shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer, or any association between Sublessor and Sublessee, it being expressly understood and agreed that neither the method of computation of rent nor any other provisions contained herein nor any act of the parties hereto shall be deemed to create any relationship between Sublessor and Sublessee other than the relationship of sublandlord and subtenant.

29. Late Payment. If Sublessee is more than five (5) days late in the payment to Sublessor of any installment of Sublease Rent or any other sums due from Sublessee hereunder, for each late payment thereafter Sublessee shall pay to Sublessor a late charge equal to five percent (5%) of each late payment plus any attorneys’ fees and disbursements incurred by Sublessor by reason of Sublessee’s failure to pay rent and/or other charges when due hereunder. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs that Sublessor will incur by reason of the late payment by Sublessee. Acceptance of such late charge by Sublessor shall in no event constitute a waiver of Sublessee’s default with respect to such overdue amount, nor prevent Sublessor from exercising any other rights and remedies granted hereunder. The late charge shall be deemed additional rent and the right to require it shall be in addition to all of Sublessor’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Sublessor’s remedies in any manner. In addition to and without limiting the foregoing, in the event amounts to be paid by Sublessee hereunder are not paid in accordance herewith, such unpaid amounts shall bear interest at the per annum interest rate listed as the base rate on corporate loans at large U.S. money center commercial banks as published from time to time under “Money Rates” in the Wall Street Journal plus two percent (2%), with a minimum rate of 12% per annum (1% per month), but in any event not greater than the maximum rate permitted by law, until such amounts are paid. In the event that the Wall Street Journal ceases to publish such rates, Sublessor shall choose at Landlord’s sole discretion a similar publication which publishes such rates.

30. Counterparts. This Sublease may be executed in any number of counterparts, any or all of which may contain the signature of only one of the parties, and all of which shall be construed together as a single instrument.

31. No Recordation. Sublessee agrees not to record this Sublease or any memorandum or short form of this Sublease.

32. Furniture, Fixture and Equipment. In consideration of Sublessee’s payment of $10.00 upon the execution of this Sublease, the receipt and sufficiency of which is hereby acknowledged, the furniture, fixtures and equipment listed on Schedule A, said schedule to be provided by Sublessor prior to November 30, 2004 and attached hereto and incorporated herein by reference (the “FFE”), shall remain in the Premises for Sublessee’s use at the Premises during the Sublease Term. Sublessee shall have no right to remove the FFE from the Premises during the Sublease Term. The FFE is being provided and upon expiration of the Sublease Term as hereinafter provided shall automatically be conveyed to Sublessee “as-is, where-is” with no warranties of any kind including, without limitation, merchantability or fitness for any particular use or purpose. Upon the expiration of the Sublease Term, without termination as a result of default hereunder by Sublessee, all right, title and interest in the FFE shall automatically transfer to Sublessee and Sublessee shall be solely liable and responsible for compliance with all requirement of the Prime Lease with respect to the removal of the FFE from the Premises. Sublessee shall be responsible, at its sole cost and expense, during the Sublease Term to keep the FFE in good working order and repair, normal wear and tear only excepted.

33. United Asset Coverage IT Maintenance Contract. Sublessor currently is a party to a maintenance contract for IT equipment located at the Premises which contract expires on February 28, 2005 (the “Expiration Date”). Sublessee desires to utilize this contract and hereby agrees to pay and be solely responsible for the timely payment of United Asset Coverage’s quarterly invoice for the period from December 1, 2004 through the Expiration Date, a copy of which is attached hereto as Exhibit C. In the event Sublessee fails to timely pay such invoice and Sublessor deems it necessary to pay same in order to avoid incurring late charges, default charges or other penalties under the contract, Sublessee hereby agrees to reimburse Sublessor immediately upon demand and such sums shall be deemed additional rent due hereunder. Sublessor shall have no obligation to renew or extend such contract and Sublessee agrees that if it desires to continue to utilize the services of United Asset Coverage after the expiration of said contract it shall do so solely under a new contract strictly between Sublessee and United Asset Coverage.

34. Transfer/Routing of Telephone Calls. In consideration for Sublessee’s early entry into the Premises prior to the Sublease Commencement Date and Sublessor’s expedited vacation of the Premises in order for Sublessee to commence occupancy as provided in this Sublease, Sublessee hereby agrees to program the PBX box serving the Premises to route a maximum of fifteen (15) specific telephone numbers to Sublessor’s new telephone numbers designated by Sublessor and to continue to so route all incoming calls to the specified numbers through January 31, 2005. In order to facilitate the foregoing, Sublessor shall purchase and cause to be installed one 24-port digital card to be used for this purpose. Sublessor agrees to reimburse Sublessee for any and all reasonable operating expenses (ie. telecommunication costs) incurred as a result of Sublessee’s compliance with this provision.

35. Right of First Offer. So long as no Event of Default exists and no event which with the giving of notice or the passage of time would constitute an Event of Default hereunder has occurred and is continuing, in the event that Sublessee does not sublease the balance of the Original Premises located on the second floor of the Building (the “Additional Premises”) to the entity (including affiliates and related parties) with whom it is negotiating as of the date of this Sublease, or if a sublease is entered into but terminates prior to the expiration of the Sublease Term of this Sublease, then prior to Sublessor’s subsequent subleasing of the Additional Premises to a third party Sublessor shall notify Sublessee in writing that the Additional Premises are available and set forth the terms and conditions upon which Sublessor is offering the Additional Premises to Sublessee. Sublessee shall have ten (10) days from the date of receipt of such notice to accept the terms thereof. If Sublessee either fails to respond or responds with a counter-offer or modification of the terms proposed by Sublessor, Sublessor shall have no further obligation with respect to Sublessee and shall have the right to enter into negotiations and a sublease arrangement with a third party. If Sublessee does accept Sublessor’s offer, within ten

(10) days of presentment of a sublease document conforming to the terms of Sublessor’s notice and otherwise containing the terms and provisions of this Sublease shall be entered into by Sublessee and Sublessor. If Sublessee fails to so execute the sublease agreement within thirty (30) days of submission by Sublessor, Sublessor shall have no further obligation to sublease the Additional Premises to Sublessee and Sublessee’s rights under this Paragraph 35 shall thereafter be null and void and of no further force or effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the date first above written.

SUBLESSOR CareerBuilder, LLC., a Delaware limited liability company

By:	/S/ MATTHEW FERGUSON
Name:	Matthew Ferguson
Its:	CEO

SUBLESSEE INPHONIC, INC., a Delaware corporation

By:	/S/ AARON H. DANIELS
Name:	Aaron H. Daniels
Its:	SVP, Treasurer

LANDLORD CONSENT:

By execution below on behalf of Parkridge Five Associates Limited Partnership (“Landlord”), Landlord hereby consents to the sublease of the Premises by Sublessor to Sublessee pursuant to this Sublease Agreement. Landlord further acknowledges and agrees that to the extent Landlord has agreed, or hereafter agrees, to permit any improvements or alterations to the Premises or installation of any signage or other equipment anywhere on or about the Building by or on behalf of Sublessee that Landlord shall look solely to Sublessee for the compliance with any conditions and obligations relating thereto (including compliance with applicable laws) as well as the removal of same upon the expiration or earlier termination of the Sublease and the repair of any damage resulting from such installation and/or removal.

PARKRIDGE FIVE ASSOCIATES LIMITED PARTNERSHIP

By:	/S/ CHRIS WALKER

Name (print):	Chris Walker

Title:	Pres., Parkridge Five Inc., L.P.

(Sublessee’s ability to place an exterior building sign is dependent upon a separate agreement between Landlord and Sublessee.)

EXHIBIT A

PREMISES

[diagram]

EXHIBIT B

COMERICA BANK - CALIFORNIA
TELEX NO: 3772134	INTERNATIONAL TRADE SERVICES
FAX NO:	2321 ROSECRANS AVE., 5TH FL.
SWIFT: MNSDUS6S LAX	EL SEGUNDO CA 90245

BENEFICIARY:

CAREER BUILDER, LLC

8420 W. BRYN MAWR, SUITE 1000

CHICAGO, IL 60631

ATTN: GENERAL COUNSEL

GENTLEMEN:

WE HEREBY OPEN OUR CLEAN, IRREVOCABLE, LETTER OF CREDIT NO. IN YOUR FAVOR AVAILABLE BY YOUR DRAFT(S) AT SIGHT FOR AN AMOUNT NOT TO EXCEED IN THE AGGREGATE $38,244.74 EFFECTIVE IMMEDIATELY.

THIS LETTER OF CREDIT IS ISSUED, PRESENTABLE AND PAYABLE AT OUR OFFICE AT COMERICA BANK ILLINOIS, 203 N. LASALLE, SUITE 2240, MC 5780, CHICAGO, IL 60601, OR SUCH OTHER OFFICE LOCATED IN CHICAGO, ILLINOIS AS WE MAY DESIGNATE BY WRITTEN NOTICE TO YOU, AND EXPIRES AT OUR CLOSE OF BUSINESS ON DECEMBER 1, 2005 OR ANY AUTOMATICALLY EXTENDED EXPIRATION DATE.

IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR ADDITIONAL TWELVE MONTH PERIODS FROM THE EXPIRY DATE THEREOF, OR ANY FUTURE EXPIRATION DATE, BUT NOT BEYOND MARCH 31, 2008, UNLESS THIRTY (30) DAYS PRIOR TO ANY EXPIRATION DATE WE SHALL NOTIFY YOU BY MAIL COURIER THAT WE ELECT NOT TO CONSIDER THIS LETTER OF CREDIT EXTENDED FOR ANY SUCH ADDITIONAL PERIOD. IN THE EVENT YOU ARE NOTIFIED THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED FOR AN ADDITIONAL PERIOD AS PROVIDED ABOVE, YOU MAY DRAW HEREUNDER BY MEANS OF YOUR DRAFT ON US AT SIGHT PRESENTED ON OR BEFORE THE THEN EXPIRATION DATE OF THIS LETTER OF CREDIT.

THIS LETTER OF CREDIT IS TRANSFERABLE SUCCESSIVELY IN ITS ENTIRETY ONLY UP TO THE THAN AVAILABLE AMOUNT IN FAVOR OF ANY NOMINATED TRANSFEREE THAT IS THE SUCCESSOR IN INTEREST TO BENEFICIARY OR IS THE NEW OWNER OF CERTAIN STATED PROPERTY (“TRANSFEREE”), ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE WOULD BE IN COMPLIANCE WITH THEN APPLICABLE LAW AND REGULATIONS, INCLUDING BUT NOT LIMITED TO THE REGULATIONS OF THE U.S. DEPARTMENT OF TREASURY AND U.S. DEPARTMENT OF COMMERCE. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S), IF ANY, MUST BE SURRENDERED TO US TOGETHER WITH OUR LETTER OF TRANSFER DOCUMENTATION (IN THE FORM OF ANNEX A ATTACHED HERETO).

TRANSFER FEES ARE FOR THE ACCOUNT OF THE APPLICANT.

THIS LETTER OF CREDIT CANNOT BE MODIFIED OR REVOKED WITHOUT YOUR CONSENT.

PARTIAL DRAWINGS AND MULTIPLE PRESENTATIONS ARE ALLOWED.

WE HEREBY UNDERTAKE THE PROMPTLY HONOR YOUR SIGHT DRAFT (S) DRAWN ON US INDICATING OUR CREDIT NO. FOR ALL OR ANY PART OF THIS CREDIT IF PRESENTED AT COMERICA BANK ILLINOIS, 203 N. LASALLE, SUITE 2240, MC 5780, CHICAGO, IL 60601 ON OR BEFORE THE EXPIRY DATE OR ANY AUTOMATICALLY EXTENDED EXPIRY DATE.

EXCEPT AS EXPRESSLY STATED HEREIN, THIS UNDERTAKING IS NOT SUBJECT TO ANY AGREEMENTS, REQUIREMENTS OR QUALIFICATION. OUR OBLIGATION UNDER THIS CREDIT IS OUR INDIVIDUAL OBLIGATION, IN NO WAY CONTINGENT UPON REIMBURSEMENT WITH RESPECT THERETO OR UPON OUR ABILITY TO PERFECT ANY LIEN SECURITY INTEREST OR ANY OTHER REIMBURSEMENT.

THIS LETTER OF CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS – 1993 REVISION, INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 500, AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER, AND AS TO MATTERS NOT GOVERNED BY THE UCP, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH ARTICLE V OF THE STATE OF NEW YORK AND APPLICABLE U.S. LAW.

SHOULD YOU HAVE OCCASION TO COMMUNICATE WITH US REGARDING THIS LETTER OF CREDIT, KINDLY DIRECT YOUR COMMUNICATION TO THE ATTENTION OF INTERNATIONAL TRADE SERVICES, COMERICA BANK, ONE DETROIT CENTER,

24TH FLOOR, 500 WOODWARD AVENUE, DETROIT, MICHIGAN 48226, MAKING SPECIFIC REFERENCE TO OUR LETTER OF CREDIT NO.

YOURS VERY TRULY,

COMERICA BANK

EXHIBIT C

UNITED ASSET COVERAGE INVOICE

[diagram]

SCHEDULE A

Furniture Fixtures and Equipment

(to be provided by Sublessor prior to 11/30/04)